Exhibit 99.1

For Immediate Release | Global Communications | MetLife, Inc.

Contacts:        For Media:     Randy Clerihue

                                               (212) 578-5061

                       For Investors: John Hall

                                               (212) 578-7888

METLIFE ANNOUNCES SENIOR LEADERSHIP CHANGES

●    John Hele retires as CFO; is succeeded by John McCallion

●    Stephen W. Gauster named General Counsel

●    Oscar Schmidt named to Executive Group

NEW YORK, May 1, 2018 — MetLife, Inc. (NYSE: MET) announced today that John C.R. Hele is retiring as Chief Financial Officer and will be succeeded by Executive Vice President John McCallion, currently the company’s Treasurer. McCallion will join the company’s Executive Group and report to Chairman, President and CEO Steven A. Kandarian.

John McCallion’s first day as CFO is May 1. MetLife expects that John Hele will stay on at MetLife as a senior adviser until September 2018.

“I want to thank John Hele for his service as CFO and for bringing a sharper focus on the true economics of the business we write,” Kandarian said. “I also want to welcome John McCallion to the CFO role. I have worked with John for nearly 10 years since he was appointed as CFO for MetLife’s Investments Department. I have every confidence that he will bring the skill, energy and leadership needed to help MetLife create significant value for our shareholders.”

McCallion joined MetLife in July 2006. In addition to serving as CFO for Investments, he has been head of Investor Relations, CFO for Europe, the Middle East, and Africa (EMEA), and EVP and Treasurer. Prior to joining MetLife, McCallion spent nearly 10 years at PwC in the firm’s insurance audit practice, where he worked with multinational and U.S. clients in the life and property/casualty insurance industries.

McCallion earned his B.S. degree in accounting from Syracuse University and his M.B.A. from The Wharton School at the University of Pennsylvania. He is a certified public accountant (CPA) and a member of the American Institute of Certified Public Accountants.

MetLife also announced today that it has named Stephen W. Gauster as Executive Vice President and General Counsel. He will continue to report to Kandarian and become a member of the company’s Executive Group. Most recently, Gauster served as Senior Vice President and Interim General Counsel. He joined MetLife in January 2016 as Senior Vice President and Chief Counsel – General Corporate.

“Stephen has more than 20 years’ experience dealing with the most complex and challenging legal issues,” Kandarian said. “He will provide strong leadership to our world-class legal team.”

Previously, Gauster was Senior Vice President, Chief Corporate Counsel and Assistant Secretary for Assurant, Inc. Before that, he was Vice President, Corporate Counsel and Assistant Secretary for Prudential Financial, Inc. He began his legal career as an associate at Cleary, Gottlieb Steen & Hamilton LLP.

Gauster earned a bachelor’s degree, master’s degree, and juris doctor – all from Harvard University.

MetLife also announced that Executive Vice President and Head of Latin America Oscar Schmidt is being elevated to the company’s Executive Group. Schmidt joined MetLife in 1994 and has been running the company’s Latin America region since 2006.

“Oscar is a proven business leader who has helped MetLife’s businesses in Latin America achieve significant profitable growth,” Kandarian said. “His decades of business success and commercial acumen are a welcome addition to the team that sets the direction for our whole company.”

Prior to joining MetLife, Schmidt was general manager for the life and pensions business of Sud America Seguros. He started his career as an auditor and consultant for Arthur Andersen specializing in insurance, and then became a CFO in the insurance sector before moving into business leadership roles.

Schmidt earned his bachelor’s and master’s equivalent degree from the University of Buenos Aires as a CPA.

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About MetLife

MetLife, Inc. (NYSE: MET), through its subsidiaries and affiliates (“MetLife”), is one of the world’s leading financial services companies, providing insurance, annuities, employee benefits and asset management to help its individual and institutional customers navigate their changing world. Founded in 1868, MetLife has operations in more than 40 countries and holds leading market positions in the United States, Japan, Latin America, Asia, Europe and the Middle East. For more information, visit www.metlife.com.